November 12, 2002


Mayer, Brown, Rowe & Maw
1675 Broadway
New York, NY 10019

                  Re:      The Saratoga Advantage Trust

Ladies and Gentlemen:

                  We have acted as special Delaware counsel to The Saratoga Advantage Trust, a Delaware business trust (the "Trust"), in connection with certain matters relating to the issuance of Shares of the Trust as described in the Trust's Registration Statement on Form N-14 as filed with the Securities and Exchange Commission on October 3, 2002 (the "Registration Statement"). Capitalized terms used herein and not otherwise herein defined are used as defined in the Master Trust Agreement of the Trust dated as of April 8, 1994 (the "Governing Instrument").

                  In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the "State Office") on April 8, 1994; the Governing Instrument; the Bylaws of the Trust; resolutions of the Trustees of the Trust dated September 20, 2002 relating to the establishment of certain of the Funds (as defined below) (such resolutions, together with the Governing Instrument and Bylaws of the Trust are referred to herein as the "Governing Documents"); the Registration Statement; the Trust's Registration Statement on Form N-1A as filed with the Securities and Exchange Commission on October 15, 2002; and a certification of good standing of the Trust obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due adoption, authorization, execution and delivery, as applicable, by or on behalf of each of the parties thereto of the above-referenced agreements, instruments, certificates and other documents, and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Shareholders;
(ii) the

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Mayer, Brown, Rowe & Maw
November 12, 2002
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payment of consideration for Shares, and the application of such consideration, as provided in the Governing Documents and compliance with all other terms, conditions and restrictions set forth in the Governing Documents in connection with the issuance of Shares (including, without limitation, the taking of all appropriate action by the Trustees to establish and designate the Funds and the rights and preferences attributable thereto as contemplated by the Governing Instrument); (iii) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares; (iv) that no event has occurred, or prior to the issuance of applicable Shares will occur, that would cause a termination or dissolution of the Trust under Sections 7.1 or 7.2 of the Governing Instrument; (v) that no event has occurred, or prior to the issuance of applicable Shares will occur, that would cause a termination or dissolution of any of the Funds under Sections 4.2 or 7.1 of the Governing Instrument; (vi) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Business Trust Act, 12 Del. C. Sections 3801 et seq.; and (vii) that each of the documents examined by us is in full force and effect and has not been amended, supplemented or otherwise modified, except as herein referenced. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Trust or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

                  Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

                  1. The Trust is a duly formed and validly existing business trust in good standing under the laws of the State of Delaware. Each of the following funds of the Trust (each a "Fund" and collectively, the "Funds") is a validly existing Series of the Trust: Saratoga Large Capitalization Value Portfolio, Saratoga U.S. Government Money Market Portfolio, Saratoga Health & Biotechnology Portfolio, Saratoga Technology & Communications Portfolio, Saratoga Financial Services Portfolio, Saratoga Energy & Basic Materials Portfolio and Saratoga Mid-Capitalization Portfolio.

                  2. Shares of each Fund, when issued to Shareholders in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents, will be validly issued, fully paid and non-assessable Shares of beneficial interest in the Trust.

                  We understand that you wish to rely on this opinion in connection with the delivery of your opinion to the Trust dated on or about the date hereof and we hereby consent to such reliance. Except as provided in the immediately preceding sentence, this opinion may not be relied on by any person or for any purpose without our prior written consent. We hereby consent to inclusion of this opinion as an exhibit to a pre-effective amendment to the

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Mayer, Brown, Rowe & Maw
November 12, 2002
Page 3


Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

                                     Sincerely,

                                     MORRIS, NICHOLS, ARSHT & TUNNELL

                                     /s/ Jonathan I. Lessner
                                     --------------------------------------

                                     Jonathan I. Lessner